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                                                                       EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 9, 2003, by and among PALADYNE CORP., a Delaware corporation (together with each of its predecessor corporations, the "Company"); GLEN H. HAMMER, an individual resident of the State of Georgia ("Hammer"); A. RANDALL BARKOWITZ, an individual resident of the State of Georgia ("Barkowitz"); WAG HOLDINGS, LLC, a Georgia limited liability company ("WAG Holdings" and collectively with Hammer and Barkowitz, the "Buyers"). Capitalized terms used herein and not otherwise defined herein are defined in Section 10 hereof.

                                   WITNESSETH:

         WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Buyers, and the Buyers wish to buy from the Company, a number of newly issued shares (the "Purchased Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), such that, immediately following the issuance of such shares, the Buyers shall own seventy percent (70%) of the outstanding shares of Common Stock, determined on a fully-diluted basis giving effect to the issuance, if any, of shares to Terrence J. Leifheit or the other former shareholders of e-commerce support centers, inc. ("ecom") pursuant to the terms of that certain Agreement and Plan of Merger, dated December 21, 2000, among the Company, ecom and the former shareholders of ecom, as amended (excluding the exercise of any outstanding options and warrants to acquire Common Stock at a price equal to or greater than $.55 per share) and the conversion of all other outstanding securities of the Company convertible into Common Stock (except where such conversion requires the payment to the Company of at least $.55 per share of Common Stock); and

         WHEREAS, in connection with the sale of the Purchased Shares, and in order to enable WAG Holdings and Hammer to prevent dilution of their respective ownership interests in the Company upon the potential exercise of certain warrants issued to Gibralter Publishing, Inc. ("Gibralter") in exchange for the cancellation of debt as more fully described in Section 3(k) hereof, the Company and the Buyers have agreed that WAG Holdings and Hammer will each receive warrants to purchase 1,166,666 shares of Common Stock (on a post-Reverse Split basis), at a price per share equal to the average closing price of one share of Common Stock on the Principal Market over the five trading days commencing on the first trading day following the effectiveness of the Reverse Split, which warrants shall be in the form of Exhibit A (the "Ancillary Warrants" and collectively with the Purchased Shares, the "Acquired Securities");

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and the Buyers hereby agree as follows:

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         1.       PURCHASE OF COMMON STOCK.

                  (a) Agreement to Sell and to Purchase Common Stock. At the Closing (as hereinafter defined), and on the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to each Buyer a portion of the Purchased Shares determined for such Buyer in accordance with the allocation methodology set forth on Schedule 1(a), and such Buyer shall purchase and accept such portion of the Purchased Shares from the Company.

                  (b) Purchase Price and Payment. The aggregate purchase price for the Purchased Shares (the "Purchase Price") shall be $750,000. At the Closing, the Purchase Price shall be paid to the Company as follows:

                           (i) Barkowitz shall pay to the Company an amount equal to his pro-rata share of the Purchase Price, based upon the number of Purchased Shares to be purchased by him as a fractional portion of the total number of Purchased Shares to be purchased by all of the Buyers ("Pro-Rata Share"), in immediately available funds by wire transfer to a Company bank account to be designated by the Company (such designation to occur no later than the third Business Day prior to the Closing Date) (the "Company Account"), provided, that, at his option, Barkowitz may pay all or a portion of such amount by cancellation of indebtedness (principal and/or accrued but unpaid interest) owed by the Company or ecom pursuant to the Loan Agreement (as defined below), which indebtedness may have been assigned to him prior to the Closing;

                           (ii) WAG Holdings and Hammer shall pay to the Company the balance of the Purchase Price as follows:

                           (1) First, by cancellation of all indebtedness (principal and accrued but unpaid interest) owed by the Company or ecom to WAG Holdings and Hammer, pursuant to that certain Loan and Security Agreement, dated as of August 29, 2002 (the "Loan Agreement"), by and among the Company, ecom and Market Holdings, Inc., a Delaware corporation (f/k/a Market Central, Inc, hereinafter "Market Holdings"), as amended, which indebtedness has been assigned to WAG Holdings and Hammer as co-lenders, and which has not been subsequently assigned by them, with each of WAG Holdings and Hammer receiving credit for fifty percent (50%) of such cancelled indebtedness;

                           (2) Second, by the cancellation of all or a portion of any obligations of the Company or any of its subsidiaries currently due to third party obligees that are purchased by WAG Holdings, Hammer or their respective affiliates from such third party obligees prior to, or simultaneously with, the Closing (with credit toward the Purchase Price being given to WAG Holdings or Hammer, as the case may be, for the face value of such obligations);

                           (3) Third, WAG Holdings shall pay to the Company an amount, which when aggregated with the credits to which it is entitled pursuant to clauses (1) and

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                  (2) above, equals its Pro-Rata Share of the Purchase Price, in immediately available funds by wire transfer to the Company Account; and

                           (4) Fourth, Hammer shall pay to the Company an amount, which when aggregated with the credits to which he is entitled pursuant to clauses (1) and (2) above, equals his Pro-Rata Share of the Purchase Price, in immediately available funds by wire transfer to the Company Account.

                  (c) Closing and Closing Date. The consummation of the purchase and sale of the Purchased Shares (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, Suite 3100, Atlanta, Georgia, at a time to be designated by Buyer, which time shall be within two Business Days following the conclusion of the Special Meeting (as defined in Section 4(a) below), or at such other place and time as the parties may agree (the actual date on which the Closing occurs is hereinafter referred to as the "Closing Date").

         2.       BUYERS' REPRESENTATIONS AND WARRANTIES.

         Each Buyer represents and warrants to the Company that as of the date hereof and as of the Closing Date:

                  (a) Organization. If such Buyer is a limited liability company, it is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and has the requisite entity power and authority to own its properties and to carry on its business as now being conducted.

                  (b) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

                  (c) Investment Purpose. Such Buyer is entering into this Agreement and acquiring the Acquired Securities being acquired by such Buyer hereunder for his or its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided however, by making the representations herein, none of the Buyers agrees to hold any of the Acquired Securities for any minimum or other specific term.

                  (d) Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

                  (e) Reliance on Exemptions. Such Buyer understands that the Acquired Securities being acquired by such Buyer hereunder are being offered and, in the case of the Purchased Shares, sold to such Buyer in reliance on specific exemptions from the registration

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requirements of United States federal and state securities laws and that the
Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such Acquired Securities.

                  (f) Information. Such Buyer has been furnished with the SEC Documents (as defined in Section 3(f) hereof). Such Buyer understands that its investment in the Acquired Securities being acquired by such Buyer hereunder involves a high degree of risk. Such Buyer (i) is able to bear the economic risk of an investment in such Acquired Securities including a total loss, (ii) has such knowledge and experience in financial and business matters that such Buyer is capable of evaluating the merits and risks of the proposed investment in such Acquired Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and other matters related to an investment in such Acquired Securities. Neither such inquiries nor any other due diligence investigations conducted by any Buyer or the Buyers' respective representatives shall modify, amend or affect any Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. Such Buyer has sought such accounting, legal and tax advice as such Buyer has considered necessary to make an informed investment decision with respect to such Buyer's acquisition of the Acquired Securities being acquired by such Buyer hereunder.

                  (g) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Acquired Securities or the fairness or suitability of the investment in the Acquired Securities nor have such authorities passed upon or endorsed the merits of the offering of the Acquired Securities.

                  (h) Transfer or Resale. Such Buyer understands that except as provided herein: (i) the Acquired Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) an exemption exists permitting such Acquired Securities to be sold, assigned or transferred without such registration; and
(ii) any sale of the Acquired Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Acquired Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

         3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         As a material inducement to the Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Buyers that as of the date hereof and as of the Closing Date:

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                  (a)      Organization and Qualification. The Company and each
of its Subsidiaries is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Schedule 3(a) sets forth the name and jurisdiction of incorporation of each Subsidiary and the jurisdictions in which each such Subsidiary is qualified to do business. Except for each Subsidiary and except as set forth on Schedule 3(a), the Company does not own, directly or indirectly, any capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation or have any direct or indirect equity or ownership interest in any business. Except as set forth on
Schedule 3(a), all the outstanding capital stock or other equity interests of each Subsidiary is owned directly or indirectly by the Company, free and clear of all liens, encumbrances or other interests of third parties, and is validly issued, fully paid and non-assessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Subsidiary to any person except the Company.

                  (b) Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each of the other agreements entered into by the parties on the Closing Date and attached hereto as exhibits to this Agreement (collectively, the "Transaction Documents"), and, subject to stockholder approval of the Reverse Split, to issue the Acquired Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the reservation for issuance and the issuance of the Purchased Shares issuable under this Agreement and the shares of Common Stock issuable upon exercise of the Ancillary Warrant, have been duly authorized by the Company's Board of Directors subject to and effective upon stockholder approval of the Reverse Split (iii) this Agreement has been, and each other Transaction Document shall be on the Closing Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

                  (c) Capitalization. The authorized capital stock of the Company consists of (i) 75,000,000 shares of Common Stock, of which 16,709,351 shares are issued and outstanding, none are held as treasury shares, 5,000,000 shares are reserved for issuance pursuant to the Company's stock option plans of which only _________ shares remain available and _________ shares are issuable and reserved for issuance pursuant to securities (other than stock options

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issued pursuant to the Company's stock option plans) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock, par value, $.001 per share, of which (A) 137,143 shares have been designated as Series A Convertible Preferred Stock, all of which are currently outstanding, (B) 1,800,000 shares have been designated as 8%
Cumulative Convertible Series C Preferred Stock, 1,000,101 of which are currently outstanding, (C) 1,050,000 shares have been designated as 8%
Cumulative Convertible Series D Preferred Stock ("Series D Preferred Stock"), 1,000,000 of which are currently outstanding and held in the name of Gibralter Publishing, Inc. ("Gibralter"), and (D) 7,012,857 shares are available for designation and issuance by the Board of Directors. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act, (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Acquired Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights. The Company has furnished to the Buyers true and correct copies of the Company's Certificate of Incorporation, as amended and as currently in effect (the "Certificate of Incorporation"), and the Company's By-laws, as amended and as currently in effect (the "By-laws"), and copies of any documents containing the material rights of the holders of the Company's outstanding debt and equity securities.

                  (d) Issuance of Purchased Shares and Shares Subject to Ancillary Warrants. Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the Purchased Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. Upon issuance and payment therefor in accordance with the terms and conditions of the Ancillary Warrants, the shares of Common Stock issuable under the Ancillary Warrants shall be validly issued, fully paid and

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nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock.

                  (e) No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and, subject to stockholder approval of the Reverse Split, the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the Reverse Split and the subsequent reservation for issuance and issuance of the Acquired Securities and the shares of Common Stock subject to the Ancillary Warrants) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of or in default under its respective organizational charter or by-laws. Except as disclosed in
Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries. Except as specifically contemplated by this Agreement and as required under the 1933 Act or applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Closing Date.

                  (f) SEC Documents; Financial Statements. Except as disclosed in Schedule 3(f), since September 1, 2000, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") applicable to it (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their

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respective dates (except as they have been properly amended), the financial statements of the Company and any consolidated Subsidiaries included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as listed in Schedule 3(f), the Company has received no notices or correspondence from the SEC since September 1, 2000. The SEC has not commenced any enforcement proceedings against the Company or any of its subsidiaries.

                  (g)      Absence of Certain Changes. Except as disclosed in
Schedule 3(g), since May 31, 2002, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings.

                  (h)      Absence of Liabilities. Except as disclosed in
Schedule 3(h), at the date of the most recent audited financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of its Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise, and whether or not required to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with United States generally accepted accounting principles) except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities expressly incurred in connection with the Transactions (as defined below) and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (i) Proxy Statement. At the time the Proxy Statement (as defined below) is mailed, the Proxy Statement will comply as to form in all material respects with the 1934 Act and the regulations thereunder. The Proxy Statement shall not, at the time it is mailed, at the time of the Special Meeting (as defined below) or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, no representation is made by the Company with respect to the information furnished by the Buyers for inclusion therein. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders of the Company in connection

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with the Special Meeting and the matters to be submitted for the approval of stockholders of the Company at the Special Meeting, and the Schedule 14A and any other schedule required to be filed with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the "Proxy Statement."

                  (j)      Absence of Litigation. Except as set forth on
Schedule 3(j), there is no action, suit or proceeding, or to the knowledge of the Company or any Subsidiary, any inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any Subsidiary, threatened against or affecting the Company, the Common Stock, any other class or series of the Company's capital stock, or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such. A description of each action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body which, as of the date of this Agreement, is pending or threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, is set forth in
Schedule 3(j).

                  (k) Cancellation of Existing Gibralter Debt. Prior to the date hereof, Gibralter and ecom entered into an agreement pursuant to which the Existing Gibralter Debt (as defined below) was cancelled in exchange for (i) 1,000,000 shares of Series D Preferred Stock, and (ii) a warrant to purchase 10,000,000 shares of Common Stock (equivalent to 1,000,000 shares upon the effectiveness of the Reverse Split), a true and correct copy of which is attached hereto as Schedule 3(k). As used herein, the term "Existing Gibralter Debt" means all indebtedness (inclusive of both principal and accrued but unpaid interest) owed to Gibralter by the Company or its Subsidiaries, including without limitation, all such indebtedness owed pursuant to the terms of (i) that certain Promissory Note A dated February 1, 2001, made by ecom in favor of Gibralter in the original principal amount of $1,500,000, as amended, and (ii) that certain Promissory Note B dated February 1, 2001, made by ecom in favor Gibralter in the original principal amount of $3,500,000, as amended.

                  (l) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Acquired Securities.

                  (m) Intellectual Property Rights. Set forth on Schedule 3(m) is a list and brief description of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, and copyrights, and all applications for such which are in the process of being prepared, owned by, or registered in the name of the Company. The Company and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, inventions, invention disclosures, drawings, designs, manufacturing processes, formulae, trade secrets, customer lists, computer software, software programs (including source code and object code) and know-how (collectively, "Intellectual Property") used in or required for its respective business as currently conducted, and no claim is pending or, to the best knowledge of the Company or any Subsidiary, threatened, to the effect that the operations of the Company or any Subsidiary infringe upon or conflict with the asserted rights of any other person under any Intellectual Property. No claim is pending or, to the best knowledge of the Company or any Subsidiary, threatened, to the effect that any such Intellectual Property owned or licensed by the Company or any Subsidiary, or which the Company or any Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or such Subsidiary. Neither the Company nor any Subsidiary has any knowledge of any basis for an infringement claim with respect to its Intellectual Property. None of the Intellectual Property is owned by any current or former stockholder or employee of the Company or any Subsidiary or was developed by any Person outside the scope of his or her employment with the Company or a Subsidiary or, to the knowledge of the Company or any of its Subsidiaries, in violation of any noncompetition or nonsolicitation obligation with any prior employer.

                  (n) Compliance with Laws. To the knowledge of the Company or any Subsidiary, the Company and the Subsidiaries (including each and all of its and their operations, practices, properties, real or personal, owned or leased, and assets) are in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws"), including without limitation, those applicable to registration for the offer or sale of securities, discrimination in employment, the Americans with Disabilities Act, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, unemployment, retirement and labor relations and product advertising, except where the failure to so comply has not had, and cannot reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company, nor any of its Subsidiaries, nor any director, officer, or employee of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Since September 1, 2000, all reports and returns required to be filed by the Company or any Subsidiary with any governmental authority have been filed and were accurate and complete in all material respects when filed, except where the failure to file has not had, and cannot reasonably be expected to have, a Material Adverse Effect.

                  (o) Personal Property. The Company and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in
Schedule 3(o). All personal property and assets owned or utilized by the Company and the Subsidiaries are in normal operating condition and repair (ordinary wear and tear excepted), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of normal operations), have been maintained in a manner consistent with the standards generally followed in the Company's industry and are sufficient to carry on the business of the Company and its Subsidiaries as currently conducted.

                  (p) Real Property. Neither the Company nor any Subsidiary owns, or has ever owned, any real property. Schedule 3(p) annexed hereto contains a complete and accurate list of any real property lease binding the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party (collectively, the "Leases") and all termination dates, renewal options and dates by which notice of renewal or cancellation, as applicable, must be given with respect to such Leases. Each such Lease is in full force and effect, and the Company or the Subsidiary party to such Lease has fully performed, in all respects material thereto, all of its obligations to be performed to date under such Lease. Except as disclosed on Schedule 3(p), the Company or the Subsidiary party to each such Lease is current with respect to the payment of all rents and other charges due thereunder and their use and occupancy of the premises which are the subject matter of such Lease do not violate any of the terms of such Lease, is not in violation of the conditions of any policy of insurance held by the Company or any Subsidiary, and to the knowledge of Terrence J. Leifheit (without special inquiry), is in conformity with all applicable building, zoning, health, fire, safety and other laws, ordinances, codes and regulations. To the knowledge of the Company or any of its Subsidiaries, all of the buildings, structures and appurtenances situated on any premises that is subject to any of the Leases are, and as of the Closing Date, will be, in good operating condition and state of maintenance and repair and will be adequate and suitable for the purposes for which they are presently being or are intended to be used, and the Company or the Subsidiary party to such Lease has adequate rights of ingress and egress and utility services for the operation of its business in the ordinary course. To the knowledge of the Company or any of its Subsidiaries, no lessor or landlord under any Lease is in default in the performance of its obligations thereunder and neither the Company nor any Subsidiary has received notice from any such lessor or landlord of its intention to exercise any option thereunder which would adversely affect or terminate the use or occupancy of the demised premises under such Lease by the Company or such Subsidiary. Except as specifically disclosed in Schedule 3(e), all of the Leases permit the consummation of the Transactions contemplated hereby without modification of the terms thereof and without the consent of the applicable lessor or landlord.

                  (q) Insurance. Schedule 3(q) attached hereto contains a complete and accurate list and brief description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing each pending claim thereunder of more than $10,000.00, setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, worker's compensation, automobile, unemployment and other insurance held by or on behalf of the Company and/or any Subsidiary. The Company or a Subsidiary has paid all premiums due on such policies, and neither the Company nor any Subsidiary is in default with respect to any provision contained in any such policy or binder. Except for claims set forth on Schedule 3(q), there are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any Subsidiary has received any written notice of cancellation or non-renewal of any such policy or binder. Except as disclosed on Schedule 3(q), none of the policies listed on Schedule 3(q) provides that premiums paid in respect of the periods prior to the Closing Date may be adjusted or recomputed based on claims-paying experience of such policies or otherwise. Neither the Company nor any Subsidiary has received any written notice from any of their insurance carriers that any insurance coverage listed on Schedule 3(q) will not be available in the future on the same terms as now in effect or that any premium with respect thereto will be increased in the future. To the best knowledge of the Company or any of its Subsidiaries, no notice to such effect has been received by the Company or any of its Subsidiaries in verbal or other non-written form.

                  (r) Regulatory Permits. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess any such certificate, authorization or permit has not had, and cannot reasonably be expected to have, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. To the best knowledge of the Company or any of its Subsidiaries, no notice of such proceedings has been received by the Company or any such Subsidiary in verbal or other non-written form.

                  (s) Absence of Changes in Benefit Plans. Except as disclosed in the SEC Documents, as required by applicable law, as contemplated by this Agreement, or as set forth Schedule 3(s), since May 31, 2002, there has not been any adoption or material amendment by the Company or any Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any Subsidiary. Except as disclosed in the SEC Documents, as required by applicable law or as set forth on Schedule 3(s), there exist no severance, bonus, incentive award, termination or indemnification agreements, arrangements or understandings between the Company or any Subsidiary and any of its current or former officers or directors or employees.

                  (t)      ERISA Compliance.

                           (i) Schedule 3(t) sets forth a complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employment contracts, bonus programs, and pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, whether written or unwritten, qualified or unqualified, funded or unfunded, foreign or domestic, currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (each an "ERISA Affiliate") for the benefit of any current or former employees, officers or directors of the Company or any Subsidiary or with respect to which the Company or its

         Subsidiary has any liability (collectively, the "Benefit Plans"). As applicable with respect to each Benefit Plan, the Company has delivered or made available to the Buyers, true and complete copies of (A) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (B) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (C) the current summary plan description and each summary of material modifications thereto, (D) the most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (E) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (F) the most recent financial statements and trustee reports, (G) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA, (H) all personnel, payroll, and employment manuals and policies; (I) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;
         (J) all registration statements filed with respect to any Company Plan;
         (K) all insurance policies purchased by or to provide benefits under any Company Plan; (L) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Benefit Plan; (M) the most recent reports submitted by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Benefit Plan; (N) all notices that were given by the Company or any ERISA Affiliate or any Benefit Plan to the IRS, the Pension Benefit Guaranty Corporation ("PBGC"), or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement; and (O) with respect to Benefit Plans subject to Title IV of ERISA, the Form PBGC-1 filed for the most recent plan year.

                           (ii) No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate is or would reasonably be expected to be subject to any material liability under the terms of any Benefit Plan, under ERISA, or, with respect to any Benefit Plan, under the Code or any other applicable law, rule or regulation, domestic or foreign. Neither the Company nor any ERISA Affiliate has incurred or would reasonably be expected to incur any material liability in respect of any employee benefit plan maintained by an ERISA Affiliate but not included within the term "Benefit Plan" or by any person other than the Company or any ERISA Affiliate. No statement, either written or oral, has been made by the Company or an ERISA Affiliate to any person with regard to any Benefit Plan that was not in accordance with the terms of the Benefit Plan and that would have a Material Adverse Effect on the Company or an ERISA Affiliate. All filings required by ERISA and the Code as to each Benefit Plan have been timely, completely and accurately filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely, completely and accurately provided.

         All contributions and payments made or accrued with respect to all Benefit Plans are deductible under Section 162 or 404 of the Code. No amount, or any asset of any Benefit Plan is subject to tax as unrelated business taxable income. The Company has no material liability to the IRS with respect to any Benefit Plan, including any liability imposed by Chapter 43 of the Code.

                           (iii) Neither the Company nor any ERISA Affiliate has, at any time, (A) maintained or contributed to any "employ pension benefit plan" with the meaning of ERISA Section 3(2), (B) maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Code Section 412, or (C) been required to contribute to, or incurred any withdrawal liability within the meaning of ERISA Section 4201 to, any multiemployer plan as defined in ERISA Section 3(37).

                           (iv) Except as set forth on Schedule 3(t) or as contemplated by this Agreement, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not (A) require the Company or any ERISA Affiliate to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Benefit Plan or (B) create or give rise to any additional vested rights or service credits under any Benefit Plan.

                           (v) Except for requirements under applicable law, as set forth on Schedule 3(t) or as contemplated by this Agreement, neither the Company nor any ERISA Affiliate is a party to or is bound by any severance agreement, program or policy.

                           (vi) Except as set forth on Schedule 3(t), no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither the Company nor any ERISA Affiliate is contractually obligated to provide any person with life, medical, dental or disability benefits for any period of time beyond retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

                           (vii) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA),
         (A) no such Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (B) each such Benefit Plan that is a "group health plan", as such term is defined in
         Section 5000(b)(l) of the Code, complies in all respects with the applicable requirements of Sections 601 through 608 of ERISA and
         Section 4980B(f) of the Code, and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees), as in effect on the date hereof, may be amended or terminated as to future benefit accruals without material liability to the Company or any ERISA Affiliate on or at any time after the Closing Date.

                           (viii) Except as disclosed on Schedule 3(t), and except for the transactions contemplated by this Agreement, there is no contract, agreement, Benefit

         Plan or other arrangement covering any employee or former employee of the Company or any of its Subsidiaries that would give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

                           (ix) To the knowledge of the Company, no event has occurred or circumstance exists that would result in a material increase in premium costs of any Benefit Plan that is insured, or a material increase in benefit costs of such Plan that is self-insured.

                           (x) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Benefit Plan is pending or, to the knowledge of the Company, is threatened which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect.

                           (xi) Each current or former employee of the Company who has taken a leave of absence under the Family and Medical Leave Act of 1994, as amended, was, upon his or her return to employment with the Company, placed in the same position with respect to all eligibility requirements and benefits of any Benefit Plan as had been applicable to such employee immediately before the leave commenced, except where the failure to so comply would not have a Material Adverse Effect.

                  (u) Tax Matters. Except as disclosed on Schedule 3(u), the Company and each Subsidiary has filed all Tax Returns that the Company or such Subsidiary has been required to file. All such Tax Returns were correct and complete when filed, and the Company does not know of any facts or circumstances that would require an amendment to be filed with respect to any such Tax Returns. Except as disclosed on Schedule 3(u), all material Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. Except as disclosed on
Schedule 3(u), no claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Except as disclosed on Schedule 3(u), there are no liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee.

                  (v) Contracts. Schedule 3(v) sets forth a list (sorted by reference to the clauses of this subsection) of all contracts, agreements, arrangements, guarantees, licenses, leases and executory commitments, other than Benefit Plans and any contracts heretofore filed as an exhibit to any SEC Document, that exist as of the date hereof to which the Company or any of its Subsidiaries is a party or by which it is bound and which fall within any of the following categories (each a "Contract"): (a) Contracts not entered into in the ordinary course of the Company's or any of its Subsidiaries' respective businesses; (b) joint venture, partnership or franchising agreements, (c) Contracts containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the consummation of any of the Transactions would have the effect of limiting the freedom of the Company or any Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000, (f) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money, letters of credit or other agreements or instruments of the Company or any Subsidiary evidencing indebtedness for borrowed money or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any of its Subsidiaries, (g) License Agreements, (h) Contracts with respect to which a change in the ownership (whether directly or indirectly) of the shares of Company Common Stock or the composition of the Board of Directors of the Company or any of its Subsidiaries or any of the other Transactions may result in a violation of or default under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of benefits under, such Contract, (i) any other agreement of a type required to be filed under Item 601(b)(10) of Regulation S-K promulgated by the SEC; or (j) Contracts (including employment agreements and consulting agreements) pursuant to which the Company or any Subsidiary is required to employ or obtain services from any Person otherwise than on an "at-will" basis for any period of time. All Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound are valid and binding obligations of the Company or its Subsidiary (as applicable) and, to the knowledge of the Company, the valid and binding obligation of each other party thereto. Neither the Company or its Subsidiary (as applicable) nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by the Company or its Subsidiary (as applicable) (or to its knowledge a default by any other party thereto) under or permit the termination of, any such Contract, except for such instances of default thereunder or terminations thereof that would not individually or in the aggregate result in a Material Adverse Effect. The Company has, prior to the date hereof, delivered or made available true, complete and correct copies of the Contracts to the Buyers.

                  (w)      Transactions With Affiliates. Except as set forth on
Schedule 3(w) and other than the grant or exercise of stock options disclosed on
Schedule 3(c), none of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement (whether written or oral) providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or any corporation, partnership, trust or other entity in which any officer or director has an interest or is an officer, director, trustee or partner.

                  (x) Application of Takeover Protections. The Company and its Board of Directors have taken or will take prior to the Closing Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to any of the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Acquired Securities, the exercise of the Ancillary Warrants and the ownership by any Buyer of any of the Acquired Securities or any shares of Common Stock issuable under the Ancillary Warrants.

         4.       COVENANTS.

                  (a) Special Meeting. As soon as practicable following the date of this Agreement, the Company shall (i) call a special meeting of the stockholders of the Company to be held no later than February 28, 2003 (the "Special Meeting") for the purpose of obtaining the approval of the Company's stockholders with respect to: (A) a reverse stock split of the Common Stock (the "Reverse Split"), pursuant to which the issued and outstanding Common Stock shall be converted into one-tenth (1/10) of the number of shares of Common Stock outstanding immediately prior to the effectiveness of the Reverse Split, (B) the transactions to be consummated pursuant hereto, including, without limitation, the issuance and sale of the Purchased Shares and the issuance of the Ancillary Warrants (collectively, the "Transactions"), and (C) a change in the name of the Company to "Market Central, Inc." (the "Company Name Change" and collectively with the Reverse Split and the Transactions, the "Approval Matters"); and shall
(ii) recommend that the Company's stockholders vote to approve each of the Approval Matters, shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of approving each of the Approval Matters, and shall take all other action necessary and appropriate to secure the vote of stockholders approving each of the Approval Matters.

                  (b) Proxy Statement. The Company and the Buyers shall furnish to each other all information concerning such Person or such Person's business that is required for the Proxy Statement. The Company shall, as soon as practicable after the date hereof, prepare and file (after providing the Buyers with a reasonable opportunity to review and comment thereon) the Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC (after providing the Buyers with a reasonable opportunity to review and comment thereon); provided, however, that in no event shall the Company file the preliminary Proxy Statement with the SEC any later than twenty
(20) days following the date of this Agreement (unless the Buyers shall have failed to cooperate with the preparation thereof as contemplated by this Section 4(b)). The Company shall cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable, but in any event no later than five (5) Business Days after responding to all such comments to the satisfaction of the staff of the SEC. The Company shall notify the Buyers promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the Buyers with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or any Approval Matter. The Company will cause the Proxy Statement to comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement). The Buyers shall cooperate with the Company in the preparation of the Proxy Statement, and without limiting the generality of the foregoing, the Company and the Buyers shall promptly furnish to the other such information relating to it and its affiliates and the

Approval Matters and such further and supplemental information as may be reasonably requested by the other party and shall promptly notify the other party of any change in such information. If at any time prior to the Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, however, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing the Buyers the reasonable opportunity to review and comment thereon and without the approval of the Buyers, which approval shall not be unreasonably withheld. The Company and its counsel shall use reasonable efforts to permit the Buyers and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the Approval Matters; provided, however, that in the event that such participation by the Buyers does not take place, the Company shall promptly inform the Buyers of the content of all such communications and the participants involved therein that specifically relate to the Proxy Statement, this Agreement or the Approval Matters. The Company agrees to include in the Proxy Statement the recommendation of the Company's Board of Directors.

                  (c) Voting Agreement. The parties acknowledge that simultaneously with the execution and delivery of this Agreement, and as a condition to Buyers' willingness to enter into this Agreement, Terrence Leifheit has (i) executed and delivered to Hammer and WAG Holdings a Voting Agreement, pursuant to which he has agreed to vote all shares of the Company's capital stock owned by him or otherwise within his power to vote in favor of the approval of each of the Approval Matters and against any transaction competing with the Transactions, and (ii) granted to Hammer and WAG Holdings a proxy (with the power of substitution) with respect to such shares of the Company's capital stock.

                  (d) Satisfaction of Closing Conditions. From the date hereof until the Closing, the Company shall use its best efforts to satisfy, or cause the satisfaction of, each of the conditions set forth in Section 7 below as soon as practicable following the date hereof.

                  (e) Compliance with Regulation D and Blue Sky. The Company shall, on or before the Closing Date, take such action, if any, as is necessary in order to obtain an exemption for or to qualify the Acquired Securities for sale to the Buyers pursuant to this Agreement under Regulation D promulgated under the 1933 Act and any applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall, prior to the Closing Date, make all filings and reports relating to the offer and sale of the Acquired Securities that are necessary under Regulation D promulgated under the 1933 Act and any applicable securities or "Blue Sky" laws of the states of the United States, as the applicable, to perfect such exemptions or qualifications.

                  (f) Due Diligence. Prior to the Closing Date, the Buyers shall be entitled, through their respective employees and representatives, including, without limitation, their legal counsel and accountants, to make such investigation of the assets, properties, business and operations of the Company and each Subsidiary, and such examination of the books, records and financial condition of the Company and each Subsidiary as the Buyers wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Company shall cooperate, and cause each Subsidiary to cooperate, fully therein. No investigation by the Buyers (or failure to conduct such an investigation) shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company under this Agreement, or the Buyers' respective rights under Section 8 below. In order that the Buyers may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company and each Subsidiary, the Company shall furnish, and shall cause each Subsidiary to furnish, the representatives of the Buyers during such period with all such information and copies of such documents concerning the affairs of the Company and each Subsidiary as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination. If this Agreement terminates, the Buyers, and their respective employees and representatives shall keep confidential any information or documents obtained from the Company concerning its assets, properties, business and operations, unless readily ascertainable from public or published information, or trade sources, or subsequently developed by the Buyers or any of them independent of any investigation of the Company, or received from a third party not under an obligation to the Company to keep such information confidential. If this Agreement terminates, any documents obtained by the Buyers from the Company shall be returned.

                  (g) Notice of Events; Settlement of Debts. The Company shall promptly notify the Buyers of (i) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, (ii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of the Company inaccurate or misleading, (iii) any lawsuits, claims, proceedings or investigations which after the date hereof are, to the knowledge of the Company or any Subsidiary, threatened or commenced against the Company or any of its officers, directors or employees with respect to the affairs of the Company, and (iv) any event, occurrence, transaction or other item that could reasonably be deemed to require a filing by the Company with the SEC of a Current Report on Form 8-K. The Company shall not settle, and shall cause each of its Subsidiaries not to settle, any debts owed by the Company or any of its Subsidiaries to their respective creditors and suppliers (except for cash payments of debts that have become due in the ordinary course pursuant to their original terms), unless the Company shall have obtained the Buyers' prior written approval of such settlement.

                  (h) Fees and Expenses. In addition to its own fees and expenses, the Company shall pay the fees and expenses (including the fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred by the Buyers in connection with the negotiation and consummation of the transactions contemplated hereby. Such fees and expenses shall be paid by the Company promptly upon submission of invoices therefor by the Buyers and regardless of whether or not the Transactions are consummated.

                  (i) No Solicitation. The Company agrees that, for a period commencing on the date hereof and ending on February 28, 2003 (the "Exclusivity Period"), neither the Company nor any of its representatives, directors, officers, stockholders, agents or affiliates (collectively, "Company Representatives") will (i) entertain or discuss any Acquisition Proposal with any other party or provide any information to any other party in connection therewith, or (ii) disclose to any other party the contents of this Agreement or the details of the transactions contemplated herein, except for such disclosure required by law or contained in the Proxy Statement; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of the Company or Company Representatives from furnishing information to or entering into discussions or negotiations with any person or group that makes an unsolicited written, bona fide Acquisition Proposal, if, and only to the extent that (i) the Board of Directors of the Company determines in good faith by a majority vote, after consultation with a nationally reputed financial advisor and with independent legal counsel that such proposal is, or is reasonably likely to lead to, a Superior Proposal, (ii) the Board of Directors of the Company determines in good faith by a majority vote after consultation with its outside legal counsel that the failure to negotiate, or otherwise engage in discussions, with such third party would be inconsistent with the Board's fiduciary duties under applicable law, and (iii) such person or group, prior to the disclosure of any non-public information, enters into a confidentiality agreement with the Company that is not, in any material respect, less restrictive as to such person or group than the confidentiality restrictions imposed on the Buyers pursuant to Section 4(f), that contains a standstill restriction prohibiting such third party and its affiliates from acquiring more than five percent (5%) of the Company's outstanding Common Stock, and that does not contain exclusivity provisions which would prevent the Company from complying with its obligations hereunder. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4(i) by any Company Representative, whether or not such person is purporting to act on behalf of the Company or its directors or otherwise, shall be deemed to be a breach of this Section 4(i) by the Company. Except as expressly permitted by this Section 4(i), the Board of Directors of the Company (or any other committee thereof) shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (ii) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided, however, that the Board of Directors of the Company may take such actions if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal, (B) the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duty of the Board of Directors of the Company under applicable law, (C) the Company is not in breach of this Section 4(i), and
(D) in the case of clause (ii) above, (I) the Company shall, prior to or simultaneously with the taking of such action, have paid or pay to the Buyers or their designee the break-up fee (including payment of Buyers' transaction costs and expenses) set forth in Section 4(j)(ii) below, (II) the Company shall, prior to or simultaneously with the taking of such action, have repaid or repay to Hammer and WAG Holdings the aggregate outstanding principal balance of all loans made to the Company or ecom pursuant to the Loan Agreement, together with any accrued but unpaid interest thereon, and (III) the Company shall have complied with its obligations under Section 9(e). In addition, the Company agrees that it will inform the Buyers of, and provide the Buyers with information regarding, any Acquisition Proposal or other offers or expressions of interest for the Company.

                  (j)      Break-Up Fees.

                           (i) Upon the first occurrence of any Adverse Event (as defined below), the Company shall pay the Buyers an aggregate amount of $100,000 in cash (allocated among the Buyers in proportion to the number of Purchased Shares to be purchased by each of the respectively hereunder unless otherwise agreed among the Buyers), plus all transaction costs and expenses actually incurred by the Buyers in connection with the negotiation and attempted consummation of the transactions contemplated by this Agreement. As used herein, the term "Adverse Event" means any of the following: (A) the occurrence of any breach of the provisions of Section 4(i) above; or (B) the Buyers elects to terminate this Agreement because the Buyers determine, in their reasonable judgment, that (1) the Company does not own or have licenses to use all of the Intellectual Property necessary to conduct its business as it has been conducted, (2) there has occurred any material adverse change in the business or assets of the Company since May 31, 2002 that was not disclosed to the Buyers in writing prior to the date hereof, or (C) any material adverse change in the business or assets of the Company has occurred since the date hereof.

                           (ii) Upon the first occurrence of any Triggering Event (as defined below), the Company shall pay the Buyers a break-up fee in cash in the amount of $100,000 (allocated among the Buyers in proportion to the number of Purchased Shares to be purchased by each of the respectively hereunder unless otherwise agreed among the Buyers), plus all transaction costs and expenses actually incurred by the Buyers in connection with the negotiation and attempted consummation of the transactions contemplated by this Agreement. As used herein, the term "Triggering Event" means (i) the failure of the Company's Board of Directors to recommend to the stockholders of the Company, within fifteen (15) days following the date of this Agreement, that the stockholders of the Company approve the consummation of the transactions contemplated by this Agreement, (ii) the withdrawal by the Company's Board of Directors of any such recommendation, (iii) the recommendation by the Company's Board of Directors that the stockholders of the Company approve any Acquisition Proposal, (iv) the execution by the Company of any Acquisition Agreement, or (v) the termination of this Agreement by Buyer following a material breach by the Company of any of the Company's representations, warranties or covenants set forth herein, provided such breach has not been cured within twenty (20) days after the Company receives written notice specifying such breach.

                  (k) Lock-Up Option. The Company hereby grants the Buyers an option (the "Option") to acquire a number of shares of the Common Stock of the Company equal to 19.9% of the number of issued and outstanding shares of the Company's Common Stock, determined on a fully-diluted basis (assuming the conversion of all securities convertible into Common Stock and the exercise of all options and warrants to purchase Common Stock) immediately prior to the exercise of the Option, at an exercise price of $0.07 per share, to be paid in cash (which price shall be automatically adjusted in accordance with the Reverse Split in the event the Reverse Split is effected). The Option shall be exercisable in the event that the Buyers become entitled to a break-up fee or other payment pursuant Section 4(j)(i) or (ii) above, and shall expire upon the first to occur of (i) August 29, 2004, (ii) the date on which the Closing occurs, or (iii) a material breach by the Buyers of their obligations under this Agreement, which breach shall not have been cured by the Buyers within thirty (30) days following the Buyers receipt from the Company of a written notice describing such material breach, provided, that the Option shall be suspended until such breach is cured. Unless otherwise agreed among the Buyers, the right to purchase shares of Common Stock pursuant to the Option shall be allocated among the Buyers in proportion to the number of Purchased Shares that would have been purchased by each of the respectively hereunder had the transactions contemplated by this Agreement been consummated on the date the Option is first exercisable. Each Buyer may assign its rights under the Option to any person or entity in its sole discretion.

                  (l)      Post-Closing Covenants.

                           (i) Following the Closing, the Buyers agree to use commercially reasonable efforts to assist the Company in generating new outbound telemarketing and/or mail opportunities for the Company in an amount not less than $350,000 during the first twelve months after the Closing.

                           (ii) Following the Closing, the Buyers agree to cause the Company to adopt a new Stock Option Plan, pursuant to which employees of the Company will be given new options to purchase Common Stock.

                           (iii) Following the Closing, the Company shall, at the request of the Buyers, register the Purchased Shares and the shares of Common Stock issuable under the Ancillary Warrants, pursuant the 1933 Act for resale by the Buyers or their assigns.

                  (m)      Make-Whole Covenant.

                           (i) If at any time following the Closing it is determined by the Buyers that any of the representations and warranties of the Company set forth in Section 3(a) or (c) above were inaccurate as of the Closing, the Company shall thereafter, within three (3) Business Days following the Company's receipt of a written demand from the Buyers, and without requiring additional consideration to be paid by the Buyers, issue to the Buyers (in proportion to the number of Purchased Shares issued to each of them at the Closing) additional shares of Common Stock such that the aggregate number of shares of Common Stock issued to the Buyers pursuant to this Section 4(m) and
         Section 1(a) above, if all such shares had been issued to the Buyers at the Closing, would have been sufficient to give the Buyers a number of shares of Common Stock equal to at least the Adjusted Percentage (as defined below) of the number of shares of Common Stock outstanding as of the Closing, determined on a fully-diluted basis after considering the facts and circumstances upon which the Buyers have determined that such representations and warranties were inaccurate as of the Closing, but in all cases excluding the exercise of any options or warrants to acquire Common Stock at a price equal to or greater than $.55 per share (determined prior to the Reverse Split), which options or warrants were outstanding as of the Closing, and the conversion of any securities of the Company convertible into Common Stock, which convertible securities were outstanding as of the Closing, and where such conversion would have required the payment to the Company of at least $.55 per share of Common Stock (determined prior to the Reverse Split).

                           (ii)     As used herein, the term "Adjusted
         Percentage" shall initially mean seventy percent (70%); provided, that such percentage shall be adjusted and readjusted, as of the date of any demand by Buyers for such adjustment or readjustment, as follows: (A) if it is discovered that the Company or ecom had, as of the Closing, any contractual obligation to make cash payments or other distributions based on the value of the Company and/or ecom (including, without limitation, any obligation to redeem capital stock and any obligation under outstanding stock appreciation, phantom stock or similar rights granted by the Company or ecom), then the Adjusted Percentage shall be adjusted or readjusted, as the case may be, to equal a percentage equivalent to a fraction, (I) the numerator of which is equal to seventy percent (70%) of the combined net book value of the Company and ecom, ignoring the effect of such payments or distributions, and (II) the denominator of which is equal to the combined net book value of the Company and ecom reduced by the amount of all such payments or distributions (assuming such payments or distributions are made as of the date of such adjustment or readjustment); and (B) if it is discovered that the Company does not own all of the issued and outstanding capital stock ecom, on a fully-diluted basis, then the Adjusted Percentage shall be adjusted to equal a percentage equivalent to a fraction, (I) the numerator of which is equal to the Adjusted Percentage (following any adjustment required pursuant to clause (A) above), and (II) the denominator of which is equal to the actual percentage of the issued and outstanding capital stock of ecom owned by the Company as of the Closing, on a fully-diluted basis.

                           (iii) The Company acknowledges and agrees that, pursuant to this Section 4(m), the Buyers may demand additional shares or adjustment of the Adjustment Percentage at any time, and from time to time. The covenant set forth in this Section 4(m) is not intended to limit any obligation of the Company to indemnify the Buyers pursuant to
         Section 8 below for any breach of the Company's representations or warranties contained herein, and the limits on the Company's indemnity obligations set forth in Section 8 below shall not be construed to limit the Company's obligations under this Section 4(m). Any shares of Common Stock issued to the Buyers pursuant to this Section 4(m) shall be deemed to be "Purchased Shares" for all purposes under this Agreement.

         5.       TRANSFER AGENT INSTRUCTIONS.

         On the Closing Date, the Company shall issue irrevocable instructions to the Transfer Agent, in a form reasonably satisfactory to the Buyers, to issue a certificate in the name of each Buyer for the Purchased Shares being purchased by such Buyer hereunder (the "Irrevocable Transfer Agent Instructions"). The Company warrants to the Buyers that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to the Transfer Agent with respect to the Purchased Shares (other than stop transfer orders enforcing the restrictions on transfer set forth in the restrictive legend set forth below) and that the Purchased Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. The certificates issued in the names of the Buyers representing the Purchased Shares shall not bear any restrictive legend except for the following:

                  THE SECURITIES EVIDENCED HEREBY WERE ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"), OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS, PARTICULARLY INCLUDING
         SECTION 10-5-9(13) OF THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED. SAID SECURITIES CANNOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS MADE: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION; AND (2) IN A TRANSACTION WHICH IS EXEMPT UNDER APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS, OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH LAWS.

         6.       CONDITIONS TO THE COMPANY'S OBLIGATIONS.

         The obligation of the Company hereunder to sell the Purchased Shares is subject to the satisfaction of each of the following conditions on or before the Closing Date; provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Buyers with prior written notice thereof:

                  (a) The Buyers shall have executed each of the Transaction Documents and delivered the same to the Company.

                  (b) The representations and warranties of each Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and each Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

         7.       CONDITIONS TO THE BUYER'S OBLIGATION.

         The obligation of the Buyers to purchase Purchased Shares under this Agreement is subject to the satisfaction of each of the following conditions on or before the Closing Date; provided that these conditions are for the Buyers' benefit only and may be waived by the Buyers at any time in their absolute discretion by providing the Company with prior written notice thereof:

                  (a) Trading in the Common Stock shall not have been suspended by the SEC or the Principal Market.

                  (b) The stockholders of the Company shall have approved the transactions contemplated by this Agreement, including without limitation, the sale of the Purchased Shares pursuant to Section 1 above, the issuance of the Ancillary Warrants, the Reverse Split and the Company Name Change.

                  (c) The Company shall have executed each of the Transaction Documents and delivered the same to the Buyers.

                  (d) Prior to the effectiveness of the Reverse Split, ninety five percent (95%) or more of the Company's convertible securities (excluding the Series D Preferred Stock), determined on the basis of the number of shares of Common Stock into which such convertible securities may be converted immediately prior to Closing, shall have been cancelled or converted to Common Stock in accordance with the terms thereof.

                  (e) Prior to the effectiveness of the Reverse Split, Gibralter shall have converted all 1,000,000 shares of the Series D Preferred Stock currently owned by it into 10,000,000 shares of Common Stock (equivalent to 1,000,000 shares upon the effectiveness of the Reverse Split).

                  (f) The Company shall have effected the Reverse Split and the Company Name Change by filing a Certificate of Amendment to the Certificate of Incorporation, in form and substance reasonably satisfactory to the Buyers.

                  (g) Each of the former shareholders of ecom shall have executed and delivered to the Company a written waiver of any rights such Person may have under that certain Agreement and Plan of Merger, dated as of December 21, 2000 (as amended, the "ecom Merger Agreement"), or otherwise, to receive additional shares of Common Stock upon the consummation of Company's sale of the Purchased Shares pursuant to Section 1 hereof.

                  (h) The sum of the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon the conversion of all securities convertible into, or exercisable for, shares of Common Stock shall not exceed 54.5 million (ignoring the effect of the Reverse Split).

                  (i) The Company shall have entered into an agreement with Gibralter, which shall be for a term of not less than five (5) years, providing for the continued provision of services to Gibralter by the Company, such agreement to be at current market terms and in form and substance satisfactory to the Buyers in their absolute discretion (including, without limitation, as to allocation of overhead and costs). To the extent the parties cannot agree on an acceptable contract, the parties shall select an arbitrator to determine current market terms for said agreement.

                  (j) The Company shall have (i) terminated each employment agreement or consulting agreement listed under item (j) on Schedule 3(v), and
(ii) entered into a new agreement with each Person employed or engaged under such agreements upon terms and conditions satisfactory to the Buyers.

                  (k) The Company shall have entered into a fee agreement with Atkisson, Carter & Company ("Atkisson"), in form and substance satisfactory to the Buyers in their absolute discretion, relating to services provided by Atkisson in connection with the transactions contemplated by this Agreement.

                  (l)      [Intentionally omitted]

                  (m) The Buyers shall be satisfied, in their absolute discretion, with the results of their due diligence investigation of the Company and its Subsidiaries.

                  (n) There shall have been no material adverse change in the financial condition, results of operations or business prospects of the Company and its Subsidiaries, since May 31, 2002.

                  (o) The Buyers shall have received a legal opinion letter of the Company's legal counsel, dated as of the Closing Date, in the form of
Schedule 7(o).

                  (p) The Company shall have executed and delivered to the Transfer Agent the Irrevocable Transfer Agent Instructions, and the same shall have been acknowledged in writing by the Company's Transfer Agent. The Company shall have executed and delivered to Hammer and WAG Holdings the Ancillary Warrants.

                  (q) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Buyers shall have received a certificate, executed by the President of the Company, dated as of the Closing Date, to the foregoing effect, in form and substance satisfactory to the Buyers.

                  (r) All permits and approvals from any governmental or regulatory body required for the lawful consummation of the transactions contemplated herein and the continued operation of the business of the Company and the Subsidiaries shall have been obtained.

                  (s) All consents, permits, waivers and approvals from parties to material contracts or other agreements with the Company that may be required in connection with the performance by the Company of its obligations under this Agreement or the continuance of such contracts or other agreements with the Company without material modification after the consummation of the transactions contemplated herein shall have been obtained (with satisfactory written evidence thereof, in recordable form where necessary, to be furnished to the Buyers at the Closing).

                  (t) No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have a materially adverse effect on the assets, properties, business, operations or financial condition of the Company or any Subsidiary.

                  (u) The Company shall have delivered to the Buyers a certificate evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) Business Days of the Closing Date.

                  (v) The Company shall have delivered to the Buyers a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten (10) Business Days of the Closing Date.

                  (w) The Company shall have delivered to the Buyers a secretary's certificate executed by the Secretary of the Company, dated as of the Closing Date, in form and substance satisfactory to the Buyers.

                  (x) The Company shall have obtained a policy of directors and officers liability insurance issued by an insurer acceptable to Buyer and having terms and coverage limits acceptable to the Buyers.

         8.       INDEMNIFICATION.

                  (a) In consideration of the Buyers' execution and delivery of the Transaction Documents and their acquisition of the Purchased Shares hereunder and in addition to all of the Company's other obligations under the Transaction Documents, subject to the limits set forth in subsection (b) below, the Company shall defend, protect, indemnify and hold harmless each Buyer, each Buyer's respective affiliates, officers, directors, managers and employees, and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (iii) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                  (b) The Company shall not be liable under subsection (a) above unless the aggregate amount of Indemnified Liabilities subject to indemnification pursuant to such section exceeds $50,000 (the "Threshold Amount"). After the aggregate amount of such Indemnified Liabilities exceeds the Threshold Amount, the Company shall be obligated to indemnify the Indemnitees for all such Indemnified Liabilities, including those considered in determining that the Threshold Amount has been exceeded. In no event shall the aggregate liability of the Company under subsection (a) above exceed $1,500,000. In no event shall the provisions of this Section 8(b) be construed to limit or otherwise affect the obligations of the Company under Section 4(m) above.

         9.       TERMINATION.

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

                  (a) by mutual written agreement of the Company and the Buyers; or

                  (b) by the Buyers or the Company if such party seeking termination is not then in material breach of this Agreement and if the Closing has not occurred on or before February 28, 2003 (the "Termination Date"); or

                  (c) by the Buyers, if the Buyers are not then in material breach of this Agreement and the Company is then in material breach of this Agreement, and such breach remains uncured for ten (10) days after the Company's receipt of written notice thereof from Buyer; or

                  (d) by the Company, if the Company is not then in material breach of this Agreement and the Buyers are then in material breach of this Agreement, and such breach remains uncured for ten (10) days after the Buyers' receipt of written notice thereof from the Company; or

                  (e) by the Company at any time prior to the Special Meeting, by action of the Board of Directors of the Company, if the Company shall have received after the date hereof an Acquisition Proposal from a third party that was not initiated, solicited or encouraged by the Company in violation of this Agreement and that does not materially violate or breach any confidentiality or standstill agreement executed by such party with respect to the Company and (i) the Board of Directors of the Company determines in good faith by a majority vote after consultation with its financial and legal advisors that such Acquisition Proposal is a Superior Proposal, (ii) the Board of Directors of the Company determines in good faith by a majority vote after consultation with its outside legal counsel that the failure to approve such agreement would be inconsistent with the fiduciary duties of the Board of Directors under applicable law, (iii) the Board of Directors of the Company has received a written opinion, a copy of which has been delivered to the Buyers, from a nationally reputed financial advisor that the Acquisition Proposal is fair from a financial point of view to the stockholders of the Company (other than any stockholders participating in the buying group in such transaction); provided, however, that any such termination shall not be effective unless: (I) the Board of Directors of the Company has provided the Buyers with written notice that it intends to terminate this Agreement pursuant to this Section 9(e), identifying the Alternative Transaction (and the parties thereto) then determined to be more favorable and delivering to the Buyers a copy of the written agreement for such Alternative Transaction in the form to be entered into (it being understood that if such form changes prior to termination of this Agreement, the Board of Directors of the Company will notify the Buyers thereof), (II) at least two (2) full Business Days after the Board of Directors of the Company has provided the initial notice required by clause (I) above, the Board of Directors of the Company delivers to the Buyers a written notice of termination of this Agreement pursuant to this Section 9(e), and (III) upon delivery of the termination notice referred to in clause (II) above, (A) the Company has delivered to the Buyers checks or wire transfers of same day funds in the aggregate amount of the break-up fee and the expense and cost reimbursement required under Section 4(j)(ii) above and a written acknowledgement from the Company that the Company has irrevocably waived any right to contest or object to such payment, and (B) the Company has repaid to Hammer and WAG Holdings the aggregate outstanding principal balance of all loans made pursuant to the Loan Agreement, together with any accrued but unpaid interest thereon.

         If this Agreement is terminated pursuant to the foregoing, then except as otherwise provided herein, all further obligations of the parties under or pursuant to this Agreement shall immediately terminate without further liability of any party to the other; provided, however, that (i) nothing in this Section 9 shall relieve the liability or obligations hereunder of any party (the "Defaulting Party") to the other party or parties (each, a "Non-Defaulting Party") on account of a breach by the Defaulting Party of any covenant, agreement, representation or warranty of the Defaulting Party contained herein, including, without limitation, any liability of the Company pursuant to Section 4(j) above; (ii) the option granted by the Company to the Buyers in Section 4(k) above shall survive any such termination; and (iii) the Buyers' obligations of confidentiality set forth in Section 4(f) shall survive any such termination.

         10.      CERTAIN DEFINED TERMS.

         For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "1933 Act" means the Securities Act of 1933, as amended.

                  (b) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company in a single transaction or series of related transactions;
(iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of the outstanding shares of any class of equity securities of the Company (or in the case of a person or group which beneficially owns more than 15% of the outstanding shares of any class of equity securities of the Company as of the date hereof, would result in such person or group increasing the percentage or number of shares of such class beneficially owned by such person or group) or the filing of a registration statement under the 1933 Act in connection therewith; (iv) any acquisition of 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the 1933 Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to the Buyers of the Transactions; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (c) "Alternative Transaction" means any of the transactions contemplated in the definition of Acquisition Proposal.

                  (d) "Bankruptcy Law" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

                  (e) "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Georgia or the State of North Carolina.

                  (f) "License Agreements" means any and all agreements (whether oral or written) to which Company or any of its Subsidiaries is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property, or (ii) restricting the Company's (or such Subsidiary's) rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue.

                  (g) "Material Adverse Effect" means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the authority or ability of the Company to perform its obligations under the Transaction Documents.

                  (h) "Person" means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  (i)      "Principal Market" means the OTC Bulletin Board.

                  (j) "SEC" means the United States Securities and Exchange Commission.

                  (k) "Subsidiary" or "Subsidiaries" means each entity in which the Company, directly or indirectly, owns 50% or more of the voting stock or capital stock or other similar equity interests).

                  (l) "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, not less than 51% of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company which the Board of Directors of the Company determines in good faith (A) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed in writing by the Buyers in response to such Acquisition Proposal), (B) is not subject to any material contingency, to which the other party thereto has not reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals, and (C) is reasonably likely to be consummated and is in the best interests of the stockholders of the Company.

                  (m) "Tax" or "Taxes" means all federal, state, local and foreign income, gross receipts, profits, windfall profits, capital gains, franchise, sales, use, license, occupation, property, property transfer, capital stock, premium, excise, ad valorem, employment, payroll, withholding, estimated, severance, stamp, environmental, fuel, customs duties, social security, unemployment, disability, registration, value added, alternative or add-on minimum and other taxes, assessments or governmental charges of any nature, kind or character, and including any interest, additions to tax and penalties thereon.

                  (n) "Tax Returns" means all returns, declarations, reports and forms, claims for refunds, or information returns and reports relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

                  (o)      "Transaction Documents" has the meaning set forth in
Section 3(b) above.

                  (p) "Transfer Agent" means the transfer agent of the Company as set forth in Section 11(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

         11.      MISCELLANEOUS.

                  (a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in the City of Atlanta, Georgia, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                  (b) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

                  (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  (e) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyers make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyers, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

                  (f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to WAG Holdings to:

                  WAG Holdings, LLC
                  1150 Hammond Drive
                  Suite A1200
                  Atlanta, Georgia  30328
                  Telephone:        770-522-1890
                  Facsimile:        770-730-2870
                  Attention:        William A. Goldstein

                  With a copy to:

                  Smith, Gambrell & Russell, LLP
                  1230 Peachtree Street, N.E., Suite 3100
                  Atlanta, Georgia  30309-3592
                  Telephone:        404-815-3632
                  Facsimile:        404-685-6932
                  Attention:        A. Jay Schwartz

         If to Hammer to:

                  Glen H. Hammer
                  c/o Warranty Corporation of America, Inc.
                  3110 Crossing Park Road
                  Norcross, GA 30071-1323
                  Telephone:        770-416-9222
                  Facsimile:        770-840-2071

                  With a copy to:

                  Smith, Gambrell & Russell, LLP
                  1230 Peachtree Street, N.E., Suite 3100
                  Atlanta, Georgia  30309-3592

                  Telephone:        404-815-3632
                  Facsimile:        404-685-6932
                  Attention:        A. Jay Schwartz

         If to Barkowitz to:

                  A. Randall Barkowitz
                  c/o Warranty Corporation of America, Inc.
                  3110 Crossing Park Road
                  Norcross, GA 30071-1323
                  Telephone:        770-416-9222
                  Facsimile:        770-840-2073

         If to the Company to:

                  Paladyne Corp.
                  1650A Gum Branch Road
                  Jacksonville, NC  28540
                  Telephone:        888-773-3501 ext. 6006
                  Facsimile:        910-455-1937
                  Attention:        Terrence Leifheit

                  With a copy to:

                  Thelen Reid & Priest LLP
                  875 Third Avenue
                  New York, NY 10022
                  Telephone:        212-603-6780
                  Facsimile:        212-603-2001
                  Attention:        Bruce A. Rich

         If to the Transfer Agent to:

                  American Stock Transfer & Trust Company
                  6201 15th Avenue
                  Brooklyn, NY 11219
                  Telephone:        212-936-5100
                  Facsimile:        212-921-8326
                  Attention:        Karen Lazar

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

                  (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyers, including by merger or consolidation. The Buyers may not assign their respective rights or obligations under this Agreement.

                  (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

                  (i) Publicity. The Buyers shall have the right to approve before issuance any press releases or any other public disclosure (including any filings with the SEC) with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyers, to make any press release or other public disclosure (including any filings with the SEC) with respect to such transactions as is required by applicable law and regulations (although the Buyers shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

                  (j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  (k) No Financial Advisor, Placement Agent, Broker or Finder. The Company represents and warrants to the Buyers that except for Atkisson it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. Each Buyer represents and warrants to the Company that such Buyer has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Company shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold the Buyers harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

                  (l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                  (m) Remedies. The Buyers' remedies provided in this Agreement shall be cumulative and in addition to all other remedies available to the Buyers under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Buyers contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the any Buyer's right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement.

                  (n) Changes to the Terms of this Agreement. This Agreement and any provision hereof may only be amended by an instrument in writing signed by the Company and the Buyers. The term "Agreement" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

                  (o) Enforcement Costs. If: (i) this Agreement is placed by any Buyer in the hands of an attorney for enforcement or is enforced by any Buyer through any legal proceeding; or (ii) an attorney is retained to represent any Buyer in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Agreement; or (iii) an attorney is retained to represent any Buyer in any other proceedings whatsoever in connection with this Agreement, then the Company shall pay to such Buyer, as incurred by such Buyer, all reasonable costs and expenses, including attorneys' fees, incurred in connection therewith, in addition to all other amounts due hereunder; provided, that in the case of payments pursuant to clause
(ii) above, the court in which the applicable proceedings are pending shall have approved such payments. In each instance, the Company shall use its reasonable best efforts to obtain such approval from such court.

                  (p) Failure or Indulgence Not Waiver. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                                    * * * * *

         IN WITNESS WHEREOF, the Buyers and the Company have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

                                                    THE COMPANY:

                                                    PALADYNE CORP.



                                                    By:/s/ Terrence Leifheit
                                                       -------------------------
                                                    Name:  Terrence Leifheit
                                                    Title:  President

                                                    BUYERS:



                                                    /s/ A. Randall Barkowtiz
                                                    ----------------------------
                                                    A. RANDALL BARKOWITZ

                                                    WAG HOLDINGS, LLC



                                                    By:/s/ William A. Goldstein
                                                       -------------------------
                                                    Name:  William A. Goldstein
                                                    Title:  Manager



                                                    /s/ Glen H. Hammer
                                                    ----------------------------
                                                    GLEN H. HAMMER